Exhibit 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
NEW GREEKTOWN HOLDCO LLC
          THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), of NEW GREEKTOWN HOLDCO LLC, a Delaware limited liability company (the “Company”), dated as of October 13, 2009, is entered into by Anthony J. Brolick, G. Michael Brown and Michael D. Rumbolz (the “Members”).
     WHEREAS, the Members have formed a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);
     WHEREAS, on May 29, 2008, Greektown Holdings LLC (“Greektown Holdings”), its direct and indirect subsidiaries and certain affiliates (collectively, the “Debtors”) filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan;
     WHEREAS, the Company will hold all the outstanding membership interests of Greektown Holdings upon the Debtors’ plan of reorganization becoming effective and the Debtors emerging from bankruptcy (the “Effective Time”); and
     WHEREAS, upon the Effective Time, the Company will be a holding company that owns all of the issued and outstanding membership interests of Greektown Holdings.
     NOW, THEREFORE, the Members agree as follows:
ARTICLE ONE
General Provisions
     1.1 Certificate of Formation. The Company’s Certificate of Formation, dated as of October 13, 2009, as filed with the Delaware Secretary of State on October 13, 2009, a copy of which is attached hereto as Exhibit A, is hereby ratified by the Members.
     1.2 Name. The name of the Company is “New Greektown Holdco LLC.”
     1.3 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
     1.4 Offices. The Company’s principal office shall be located at such place as the Members shall determine from time to time. The Company’s registered office shall be located at 2711 Centerville Road, Suite 400, County of New Castle, Wilmington, Delaware 19808. The Company’s registered agent for service of process is the Corporation Service Company.

     1.5 Duration. The Company shall continue in full force and effect until terminated in accordance with the provisions of this Agreement.
ARTICLE TWO
Membership Interests; Capital Contribution
     2.1 Membership Interests. Until the Effective Time, the Members, collectively, shall possess one hundred percent (100%) of the membership interests in the Company (the “Membership Interests”). The Members shall possess the Membership Interests in proportion to their capital contributions. Initially, each Member shall have a 33 1/3% Membership Interest.
     2.2 Capital Contribution.
          2.2.1 The Members have each contributed $10.00 to the Company. The Members shall not be obligated to make any capital contributions to the Company but may do so in equal amounts from time to time as the Members shall determine.
          2.2.2 Without any further action on the part of the Members, this Agreement will be amended and restated in its entirety (such amended and restated agreement being referred to as the “Amended and Restated Agreement”) effective as of the Effective Time whereupon (i) the Membership Interests owned by the Members will be deemed to have been cancelled and the Members will be deemed to have withdrawn as members of, and will have no further Membership Interest in, the Company, without any return of capital to the Members and (ii) Class A Units will be issued by the Company and the holders thereof will be admitted as new members of the Company, all as further set forth in the Amended and Restated Agreement, which shall be substantially in the form of the agreement attached hereto as Exhibit B.
ARTICLE THREE
Distributions
     Distributions shall be made to the Members at the times and in aggregate amounts determined by the Members. Distributions shall be allocated to the Members or among the Members in proportion to their capital contributions.
ARTICLE FOUR
Members Not Liable for Company Losses
     Except as expressly provided under the Act or by express contract, the Members shall have no personal liability for the losses, debts, claims, expenses or encumbrances of or against the Company or its property.

ARTICLE FIVE
Management
     5.1 Management. The business and affairs of the Company shall be managed by the Members. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. Any two members shall have the authority to adopt Company resolutions. Each Member shall have the authority to bind the Company.
     5.2 Additional Officers. The Members may appoint, hire and employ such officers as the Members believe are required to assist the Members in the business of the Company. Such officers shall report to the Members.
ARTICLE SIX
Allocations
     All income, gains, losses and deductions of the Company shall be allocated to the Members in proportion to their capital contributions.
ARTICLE SEVEN
Transfers of Membership Interests
     No Member shall transfer in whole or in part its Membership Interest.
ARTICLE EIGHT
Admission of Additional Members
     One or more additional members of the Company may be admitted to the Company as determined by the Members and upon being so admitted shall become bound by all of the terms of this Agreement and shall execute a written joinder to this Agreement or the Amended and Restated Agreement as described in Section 2.2.2.
ARTICLE NINE
Term; Dissolution; Liquidation.
     9.1 Term; Dissolution Prior to Expiration of Term. The Company shall continue in existence until terminated and dissolved by the Members, or upon the entering of a decree of judicial dissolution under Section 18-802 of the Act.

     9.2 Liquidation and Distribution of Assets. Upon dissolution of the Company, the Members shall proceed to sell or liquidate the assets of the Company within a reasonable time and, after paying or making provision for all liabilities to creditors of the Company, shall distribute the Company’s cash and other assets to the Members in proportion to their capital contributions.
     9.3 Termination. The Company shall terminate when (a) the Company’s Certificate of Formation has been cancelled and (b) all property owned by the Company has been disposed of and the assets, after payment of or provision for all liabilities to the Company’s creditors, have been distributed to the Members as provided in Section 9.2.
ARTICLE TEN
Books and Records
     10.1 Fiscal Year. The Company’s fiscal year shall be determined by the Members but shall initially be from January 1 to December 31.
     10.2 Books of Account. Complete and accurate books of account shall be kept by the Company at the principal office of the Company or at such other office as the Members may designate.
ARTICLE ELEVEN
Exculpation; Indemnification and Expenses; Insurance
     11.1 Exculpation. The Members shall not be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business of the Company.
     11.2 Indemnification and Expenses. The Company shall indemnify the Members and the Company shall advance expenses to the Members, as applicable, in each case to the fullest extent provided in the Act.
     11.3 Insurance. To the extent available on commercially reasonable terms, the Company shall obtain and maintain at all times thereafter, at its expense, insurance (with coverage limits customary for similarly situated companies) to protect itself and any Member, manager, officer or agent of the Company who is or was serving at the request of the Company as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under Section 11.2.

ARTICLE TWELVE
Other Actions
     The Members shall execute and deliver such additional documents and instruments, and shall perform such additional acts, as may be necessary or appropriate to carry out the terms of this Agreement.
ARTICLE THIRTEEN
Miscellaneous
     13.1 Entire Agreement; Amendment. This Agreement, together with the Company’s Certificate of Formation, contains the complete statement of the arrangements by the Members with respect to the Company, and supersedes all prior agreements and understandings with respect to the Company. This Agreement may be amended in writing executed by all the Members.
     13.2 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to conflict of laws principles.
     13.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the party hereto and its legal representatives, successors and permitted assigns.
     13.4 Severability. If any provision of this Agreement or application thereof to any person or circumstances is held invalid, such invalidity shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid provision or application.
     13.5 Headings. Headings are supplied in this Agreement for the purpose of convenience and reference only and do not constitute part of this Agreement.
     13.6 Interpretation. As used in this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa and (c) words denoting natural persons shall include corporations, partnerships and other legal entities and vice versa, unless the context otherwise requires.

     IN WITNESS WHEREOF, the Members, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

MEMBERS:	/s/ Anthony J. Brolick

Anthony J. Brolick

/s/ G. Michael Brown

G. Michael Brown

/s/ Michael D. Rumbolz

Michael D. Rumbolz

Exhibit A
Certificate of Formation

Exhibit B
Form Amended and Restated Limited Liability Company Agreement
of New Greektown Holdco LLC